   As filed with the Securities and Exchange Commission on February 3, 1998
                                                      Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             --------------------

                            HIGHLAND BANCORP, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                                    95-4654552
      (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)                  Identification No.)

                          601 South Glenoaks Boulevard              91502
                              Burbank, California                 (Zip code)
                   (Address of principal executive offices)

                              -------------------

                             HIGHLAND FEDERAL BANK
                       1994 STOCK OPTION AND PERFORMANCE
                               SHARE AWARD PLAN
                           (Full title of the plan)

                              -------------------

                               STEPHEN N. RIPPE
                     President and Chief Executive Officer
                            Highland Bancorp, Inc.
                         601 South Glenoaks Boulevard
                              Burbank, California
                    (Name and address of agent for service)

                                (818) 848-4265
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                         WILLIAM T. QUICKSILVER, ESQ.
                        Manatt, Phelps & Phillips, LLP
                         11355 West Olympic Boulevard
                         Los Angeles, California 90064
                                (310) 312-4000

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                         Proposed           Proposed
                                     Amount              Maximum            Maximum         Amount of
      Title of Securities            to be             Offering Price       Aggregate      Registration
        to be Registered           Registered (1)        Per Share       Offering Price        Fee
------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value      20,000 shares          $12.00 (2)     $5,310,812.50       $1,567
                                   32,200 shares          $15.00 (2)
                                   17,500 shares          $16.00 (2)
                                   44,500 shares          $16.375(2)
                                   106,000 shares         $21.25 (2)
                                   17,500 shares          $23.25 (2)
                                   26,000 shares          $35.375(3)
=======================================================================================================

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares of Common Stock as may be issued upon exercise of options and pursuant to the grant of certain other awards under the Highland Federal Bank 1994 Stock Option and Performance Share Award Plan (the "Stock Option Plan") as a result of the adjustment provisions thereof.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) based upon the price at which options may be exercised.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based upon the maximum number of shares of Common Stock issuable under the Stock Option Plan and the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market, Inc., National Market System on January 28, 1998.

================================================================================

                                    PART II


              Information Required in the Registration Statement

          Highland Bancorp, Inc. (the "Registrant") hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 263,700 shares of the Registrant's Common Stock for issuance pursuant to the 1994 Stock Option and Performance Share Award Plan (the "Stock Option Plan") formerly of Highland Federal Bank, a federally chartered savings bank (the "Bank"), which was assumed by and became the Stock Option Plan of the Company in connection with the reorganization of the Bank into a holding company form of organization (the "Reorganization") effective December 16, 1997, and such indeterminate number of shares as may become available under the Stock Option Plan as a result of the adjustment provisions thereof.

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          The following documents are hereby incorporated into this Registration Statement by reference:

          (a) The Registrant's Current Report on Form 8-K as filed with the Commission on February 3, 1998 (the "Form 8-K"), which includes as exhibits thereto the following: (i) Annual Report on Form 10-K of the Bank for the year ended December 31, 1996, as filed with the Office of Thrift Supervision (the "OTS") (Exhibit 99.1); (ii) Quarterly Report of the Bank on Form 10-Q for the quarter ended March 31, 1997, as filed with the OTS (Exhibit 99.2); (iii) Proxy Statement, dated April 1, 1997, distributed to shareholders of the Bank in connection with the Bank's Annual Meeting of Shareholders held on April 23, 1997, as filed with the OTS (Exhibit 99.3); (iv) Quarterly Report of the Bank on Form 10-Q for the quarter ended June 30, 1997, as filed with the OTS (Exhibit 99.4); (v) Quarterly Report of the Bank on Form 10-Q for the quarter ended September 30, 1997, as filed with the OTS (Exhibit 99.5); and (vi) Proxy Statement, dated November 18, 1997, distributed to shareholders of the Bank in connection with a Special Meeting of Shareholders held on December 11, 1997, as filed with the OTS and included in the Registration Statement on Form S-4 (Registration No. 333-38911) filed by the Registrant with the Commission under the Securities Act on October 28, 1997.

          (b) The description of the Common Stock of the Registrant contained in the Registration Statement on Form S-4 (Registration No. 333-38911) filed by the Registrant with the Commission under the Securities Act on October 28, 1997, which became effective on November 17, 1997.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities
          -------------------------

          Not applicable.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          Not applicable.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          The Registrant's Bylaws provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), or was a director or officer of a foreign or domestic corporation which was a predecessor of the Registrant or of any other enterprise at the request of such predecessor corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), as such law may hereafter be amended, but only to the extent that such amendment permits broader indemnification rights than were permitted to the Registrant prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be in settlement) reasonably incurred or suffered by such person in connection therewith. This indemnification continues as to a person who has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and administrators. The Registrant is required to indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant. The right to indemnification conferred in the Registrant's Bylaws is a contract right and includes the right to be paid by the Registrant expenses incurred in defending any such proceeding in advance of its final disposition provided the Registrant has received an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is entitled to be indemnified under the Bylaws or otherwise. Pursuant to its Bylaws, the Registrant may provide, by action of the Board of Directors, indemnification to its employees and agents to the same extent that it indemnifies directors and officers. The Registrant's Bylaws create a right to indemnification for each indemnifiable party whether or not the proceeding to which the indemnification relates arose in whole or in part prior to adoption of the Bylaws (or the adoption of the comparable provisions of the Bank's Bylaws).

          The Bank currently has an indemnification agreement (the "Indemnification Agreement" or the "Indemnification Agreements") with each of its directors and certain officers, which provides that the Bank will indemnify the indemnified party (the "Indemnitee") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (where the settlement is approved in advance by the Bank) actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Bank or any subsidiary or by reason of the fact that the Indemnitee is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Indemnitee is only entitled to such indemnification if a majority of disinterested directors of the Bank determines that the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Bank and, in the case of any criminal proceeding, with no reasonable cause to believe that his or her conduct was unlawful. The Indemnification Agreements require the Bank to indemnify the Indemnitee to the fullest extent permitted by applicable law.

          Notwithstanding anything to the contrary contained therein, the Indemnification Agreements provide that the Bank will not be required to indemnify an Indemnitee: (i) where the Indemnitee has been adjudged liable to the Bank for breach of duty to the Bank and its shareholders, unless the court in which the action is pending determines that the Indemnitee is fairly and reasonably entitled to indemnification; (ii) for any acts or omissions or transactions from which a director may not be relieved of liability under the federal Charter of the Bank; (iii) with respect to a proceeding initiated by the Indemnitee, and not by way of defense, unless brought to establish or enforce a right to indemnification under the Indemnification Agreement or under applicable law; (iv) with respect to a proceeding initiated by the Indemnitee to enforce or interpret the Indemnification Agreement if a court of competent jurisdiction determines that the material assertions made by the Indemnitee in such proceeding were not made in good faith or were frivolous; (v) for expenses or liabilities which have been paid to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Bank; or (vi) for disgorgement of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act. In connection with the Reorganization, the Registrant intends to enter into a similar indemnification agreement with each of its directors and executive officers.

          The rights of indemnification provided in the Registrant's Bylaws are not exclusive of any other rights which may be available under Delaware law, any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Registrant's Bylaws authorize the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to provide indemnification to such person under Delaware law.

          Under Delaware law, the Registrant's officers and directors have a fiduciary duty of good faith, fairness and loyalty in handling the Registrant's affairs. The Registrant's Certificate of Incorporation relieves the Registrant's directors from monetary damages to the Registrant and its shareholders for a breach of the director's fiduciary duty as a director. This charter provision does not relieve the Registrant's directors from monetary damages to the Registrant or its shareholders: (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.


Item 7.   Exemption from Registration Claimed
          -----------------------------------

          Not applicable.

Item 8.   Exhibits
          --------

  Exhibit
  Number      Description
  -------     -----------

     5.1      Opinion of Manatt, Phelps & Phillips, LLP
    23.1      Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1)
    23.2      Consent of Grant Thornton LLP
    24.1      Power of Attorney (See page II-6)
    99.1      Highland Federal Bank 1994 Stock Option and Performance Share
              Award Plan (1)
    99.2      Form of Incentive Stock Option Agreement (1)
    99.3      Form of Performance Share Award and Restricted Stock Agreement (1)
    99.4      Form of Amendment to Stock Option Agreement

________________________

    (1) Filed with the Commission on October 28, 1997 as an Exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-38911) and incorporated herein by reference.

Item 9.   Undertakings
          ------------

          (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

              (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus relating to the Stock Option Plan (the "Prospectus"), to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on this 3rd day of February, 1998.

                         HIGHLAND BANCORP, INC.


                         By /s/ Stephen N. Rippe
                            ----------------------------
                            Stephen N. Rippe
                            President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stephen N. Rippe and Anthony L. Frey his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                              Title                             Date
        ---------                              -----                             ----
/s/ Stephen N. Rippe                      President, Chief                 February 3, 1998
-------------------------          Executive Officer and Director
Stephen N. Rippe                   (Principal Executive Officer)

/s/ Anthony L. Frey               Executive Vice President, Chief          February 3, 1998
-------------------------         Financial Officer and Secretary
Anthony L. Frey             (Principal Financial and Accounting Officer)

/s/ Woodrow W. DeWitt                         Director                     February 3, 1998
-------------------------
Woodrow W. DeWitt

/s/ Richard O. Oxford                         Director                     February 3, 1998
-------------------------
Richard O. Oxford

/s/ Shirley E. Simmons                        Director                     February 3, 1998
-------------------------
Shirley E. Simmons

/s/ George Piercy                             Director                     February 3, 1998
-------------------------
George Piercy

/s/ Richard J. Cross                          Director                     February 3, 1998
-------------------------
Richard J. Cross

/s/ William G. Dyess                          Director                     February 3, 1998
-------------------------
William G. Dyess

/s/ Ben Karmelich                             Director                     February 3, 1998
-------------------------
Ben Karmelich

                                 EXHIBIT INDEX

  Exhibit
  Number      Description
  ------      -----------

     5.1      Opinion of Manatt, Phelps & Phillips, LLP
    23.1      Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1)
    23.2      Consent of Grant Thornton LLP
    24.1      Power of Attorney (See page II-6)
    99.1      Highland Federal Bank 1994 Stock Option and Performance Share
              Award Plan (1)
    99.2      Form of Incentive Stock Option Agreement (1)
    99.3      Form of Performance Share Award and Restricted Stock Agreement (1)
    99.4      Form of Amendment to Stock Option Agreement

________________________

    (1) Filed with the Commission on October 28, 1997 as an Exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-38911) and incorporated herein by reference.